The Law Offices of Randall Lanham

28652 Oso Parkway Suite D	Telephone: (949) 858-6773
Rancho Santa Margarita, California 92688	Facsimile: (949) 858-6774

May 12, 2020

Blue State Corp.
1 KL to Walmart Heredia,
House 24a San Jose, Costa Rica
00506 72557365

Re:  Blue State Corp.
    Registration Statement on Form S-1

   To The Board of Directors:

   On or after the date hereof, Blue State Corp., a Nevada corporation (the "Company"), intends to transmit to the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement"), relating to 2,700,000 shares of the Company's common stock, $ .001 par value per share (the "Common Stock"). This opinion is an exhibit to the Registration Statement.

We have at times acted as general counsel to the Company with respect to certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offering as contemplated by the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified, or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the records of corporate proceedings of the Company and such other statutes, certificates, instruments and such other documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents  submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete.  As to factual   matters, we have relied upon   statements or representations of officers and other representatives  of the Company,  public officials  or others and have not  independently  verified the matters stated therein.  Insofar as this opinion  relates to  securities  to be issued in the future,  we have assumed that all applicable laws, rules and regulations in effect  at the  time of such  issuance  are the same as such laws, rules and regulations in effect as of the date hereof.

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Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that the shares of Common Stock issued pursuant to this Registration Statement will, when issued, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which constitutes a part of the Registration Statement.

Very truly yours,

RANDALL LANHAM, ESQ.